EXHIBIT 10.1

AMENDED INDEMNIFICATION AGREEMENT

This AMENDED INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into as of May 18, 2011, by and between Western Gas Resources, Inc., a Delaware corporation (“Indemnitor”) and Western Gas Holdings, LLC, a Delaware limited liability company (“Indemnitee”).

W I T N E S S E T H:

WHEREAS, Western Gas Partners, LP, a Delaware limited partnership (“Borrower”), has entered into a Revolving Credit Agreement (“Existing Revolving Credit Agreement”) dated as of October 29, 2009, by and among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A. and DnB NOR Bank ASA, New York Branch, as Syndication Agents, The Bank of Nova Scotia and BNP Paribas, as Documentation Agents, and the Lenders party thereto, as amended as of May 5, 2010, among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the Lenders party thereto;

WHEREAS, Borrower has entered into the Term Loan Agreement (“Existing Term Loan Agreement”) dated as of August 2, 2010, by and among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, DnB NOR Bank ASA, New York Branch, as Syndication Agent, U.S. Bank National Association, as Documentation Agent, and the Lenders party thereto;

WHEREAS, Borrower has entered into the Amended and Restated Revolving Credit Agreement (“Restated Credit Agreement”) dated as of March 24, 2011, by and among the Borrower, Wells Fargo Bank, National Association, individually and as Administrative Agent, DnB NOR Bank ASA, as Syndication Agent, Bank of Montreal, Comerica Bank and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Documentation Agents, and the Lenders party thereto;

WHEREAS, the proceeds of Loans under the Restated Credit Agreement (“Revolving Loans”) were used to refinance outstanding Indebtedness under the Existing Revolving Credit Agreement and the Existing Term Loan Agreement and for other general corporate purposes;

WHEREAS, Borrower will enter into the Indenture dated as of May 18, 2011 by and among Borrower and Wells Fargo Bank, National Association, as Trustee;

WHEREAS, under the Indenture, Borrower may establish a new series of Debt Securities at any time in accordance with the provisions of the Indenture;

WHEREAS, the proceeds of Debt Securities under the Indenture will be used to refinance outstanding Revolving Loans under the Restated Credit Agreement and for other general corporate purposes;

WHEREAS, Indemnitor owns all of the membership interests in WGR Holdings, LLC, a Delaware limited liability company (“Holdings”);

WHEREAS, Holdings is a limited partner of Borrower;

WHEREAS, Indemnitor, through Borrower and Holdings, has received proceeds of borrowings under the Restated Credit Agreement and may receive proceeds of borrowings under the Restated Credit Agreement and Indenture in the future;

WHEREAS, Indemnitee is the general partner of Borrower;

WHEREAS, Indemnitee may, in such capacity, incur certain liabilities in connection with the Restated Credit Agreement and Indenture, including, without limitation, the obligation to pay the Principal Amount of Revolving Loans and Debt Securities; and

WHEREAS, the Indemnitor and Indemnitee entered into the Indemnification Agreement dated July 29, 2010 (the “Original Indemnification Agreement”) and the Amended and Restated Indemnification Agreement dated March 24, 2011 (the “Restated Indemnification Agreement”), and the parties have agreed to the amend the Restated Indemnification Agreement as set forth herein to reflect the existence of the Indenture and the refinancing of the Restated Credit Agreement.

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Original Indemnification Agreement is amended and restated as follows:

Section 1	Certain Definitions. As used in this Agreement:

1.1

“Lender Claim” means any and all claims, damages, losses, liabilities, costs, or expenses whatsoever (including without limitation attorneys’ fees and expenses) which Indemnitee may incur (or which may be claimed against Indemnitee by any person or entity whatsoever), by reason of, or arising out of, any Proceeding against Borrower or Indemnitee in connection with the obligations of the Borrower under the Restated Credit Agreement and Indenture, to the extent not satisfied by the assets of the Borrower.

1.2

“Lender Claimant” means the Administrative Agent, the Issuing Bank, a Syndication Agent, the Documentation Agent, the Swingline Lender, any Lender, any holder of Notes or Debt Securities, or any Related Party of the foregoing, or any other Person that may assert a Lender Claim.

1.3

“Proceeding” means any threatened, pending or completed action, suit, claim, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether made by or brought in the right of a Lender Claimant or otherwise, in which Indemnitee or Borrower was, is or will be involved as a party or otherwise.

1.4	Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Restated Credit Agreement and Indenture.

Section 2	Indemnity.

2.1	Indemnification by Indemnitor. Subject to the limitations set forth in Section 2.2 below, Indemnitor shall indemnify and hold harmless Indemnitee from and against any Lender Claim.

2.2

Conditions Precedent. Notwithstanding anything contained in Section 2.1 to the contrary, the Indemnitor shall not have any indemnification obligation under this Agreement unless Indemnitee has exhausted all of its remedies, if any, under the Partnership Agreement and under applicable law to collect from Borrower the amount of any Lender Claim; provided, however, that Indemnitee need not exhaust any remedies against Borrower to the extent Indemnitee reasonably determines that the expense anticipated to be incurred by Indemnitee in pursuing such claim against Borrower with respect to collection of the amount of the Lender Claim would exceed the anticipated recovery from Borrower with respect to such claim.

2.3	Lender Claims.

(a)

Notice of Lender Claim. If any Lender Claimant notifies Indemnitee with respect to any Lender Claim, then Indemnitee will promptly give written notice to Indemnitor; provided, however, that no delay on the part of Indemnitee in notifying Indemnitor will relieve Indemnitee from any obligation under this Section 2.3(a).

(b)

Assumption of Defense, etc. Indemnitor will be entitled to participate in the defense of any Lender Claim that is the subject of a notice given by Indemnitee pursuant to Section 2.3(a). In addition, Indemnitor will have the right to assume the defense of such Lender Claim with counsel of its choice reasonably satisfactory to Indemnitee so long as (i) Indemnitor gives written notice to Indemnitee within fifteen (15) days after Indemnitee has given notice of the Lender Claim that Indemnitor will indemnify Indemnitee from and against the entirety of the Lender Claim; (ii) Indemnitor provides Indemnitee with evidence reasonably acceptable to Indemnitee that Indemnitor will have adequate financial resources to defend against the Lender Claim and fulfill its indemnification obligations hereunder; (iii) Indemnitee has not been advised by counsel that an actual or potential conflict exists between Indemnitee and Indemnitor in connection with the defense of the Lender Claim; and (iv) settlement of an adverse judgment with respect to or Indemnitor’s conduct of the defense of the Lender Claim is not, in the good faith judgment of Indemnitee, likely to be adverse to Indemnitee’s reputation or continuing business interests. Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Lender Claim.

(c)

Limitations on Indemnitor. Indemnitor will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Lender Claim without the prior written consent of Indemnitee unless such judgment, compromise or settlement (i) provides for the payment by Indemnitor of money as sole relief for the Lender Claimant and (ii) involves no finding or admission of any violation of law.

(d)

Indemnitee’s Control. If Indemnitor does not deliver to Indemnitee the notice contemplated by Section 2.3(b) within fifteen (15) days after Indemnitee has given notice of the Lender Claim pursuant to Section 2.3(a), or otherwise at any time fails to conduct the defense of the Lender Claim actively and diligently, Indemnitee may defend the Lender Claim in a good faith and reasonable manner, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to the Lender Claim in any manner it may deem appropriate (and Indemnitee need not consult with, or obtain any consent from, Indemnitor in connection therewith).

2.4

Procedure for Notification. Subject to Section 2.3, to obtain indemnification under this Agreement, Indemnitee shall submit to Indemnitor a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification under this Agreement. The delay or omission to notify Indemnitor will not relieve Indemnitor from any liability which it may have to Indemnitee otherwise than under this Agreement.

2.5

Presumption. It shall be presumed that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 2.3(a), and Indemnitor shall, to the fullest extent not prohibited by law, have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

2.6

Payment and Set-Off. Indemnitor shall make any indemnification payment required under this Agreement promptly following request therefor (or, in the event that Indemnitor elects to participate in or assume the defense of a Lender Claim in accordance with this Section 2, promptly after any settlement or entry of any final judgment with respect to such Lender Claim), subject to Indemnitor’s right to rebut the presumption set forth in Section 2.5. Indemnitee may set off against any amounts that it must pay to Indemnitor under any agreement or instrument any amounts that Indemnitor must pay to Indemnitee under this Agreement.

Section 3

Waiver of Right to Subrogation. In the event of any payment under this Agreement, Indemnitor expressly waives any right to subrogation with respect to any of the rights of recovery of Indemnitee or any Lender Claimant. Indemnitor also expressly waives any right to indemnification it may have under the Partnership Agreement with respect to any payment under this Agreement.

Section 4

Survival. The provisions of this Agreement shall remain in full force and effect notwithstanding termination of the Restated Credit Agreement or Indenture, any of the Loan Documents, or any agreement related thereto or related to the Transactions, so long as any Lender Claim remains outstanding.

Section 5

Severability. If any term or provision of this Agreement shall be held to be illegal, invalid or unenforceable in any respect, then such term or provision shall be fully severable from this Agreement, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable term or provision had never been a part of this Agreement, and the remaining terms and provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable term or provision or by its severance from this Agreement.

Section 6

Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly cancelled. For the avoidance of doubt, nothing in this Section 6 shall be deemed to invalidate any provision of the Partnership Agreement.

Section 7

Successors and Assigns. Indemnitor agrees that all the rights, benefits and privileges herein and hereby conferred upon Indemnitee shall vest in, and be enforceable by, Indemnitee and its successors and assigns, and shall bind Indemnitor’s successors and assigns.

Section 8

Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (c) mailed by reputable overnight courier and receipted for by the party to whom said notice or other communication shall have been directed or (d) sent by facsimile transmission, with receipt of oral confirmation that such transmission has been received:

a.	If to Indemnitee to:

Western Gas Holdings, LLC

Attn: President

1201 Lake Robbins Drive

The Woodlands, Texas 77380

b.	If to Indemnitor to:

Western Gas Resources, Inc.

Attn: President

1201 Lake Robbins Drive

The Woodlands, Texas 77380

or to any other address as may have been furnished by Indemnitee or Indemnitor to the other party.

Section 9	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall be deemed to be one and the same Agreement

Section 10

Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof. The parties hereby irrevocably consent to the personal jurisdiction of the Federal and State courts located in New York, and waive any defense based upon improper venue, inconvenient venue or lack of personal jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

WESTERN GAS RESOURCES, INC.

By:	/s/ Robert G. Gwin
Name:	Robert G. Gwin
Title:	Senior Vice President and
Chief Financial Officer

WESTERN GAS HOLDINGS, LLC

By:	/s/ Donald R. Sinclair
Name:	Donald R. Sinclair
Title:	President and Chief Executive Officer